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                                   EXHIBIT 21

                                  SUBSIDIARIES

1.  Dendrite Delaware, Inc., a Delaware corporation
2.  Dendrite Corporate Services, Inc., a New Jersey corporation
3.  Dendrite UK Ltd., organized under the laws of the United Kingdom
4.  Dendrite Japan K.K., organized under the laws of Japan
5.  Dendrite Pty. Ltd., organized under the laws of Australia
6.  Dendrite (New Zealand) Ltd., organized under the laws of New Zealand
7.  Dendrite Netherlands, B.V., organized under the laws of the Netherlands
8.  Dendrite France, S.A., organized under the laws of France
9.  Dendrite Italia, S.r.l., organized under the laws of Italy
10. Dendrite (Deutschland) GmbH, organized under the laws of Germany
11. Dendrite Brasil Ltda., organized under the laws of Brazil
12. Dendrite Financial Services, Inc., a Delaware corporation
13. Dendrite Holdings Inc., a Delaware corporation
14. Dendrite Portugal, organized under the laws of Portugal
15. Dendrite Belgium S.A., organized under the laws of Belgium
16. Associated Business Computing N.V., organized under the laws of Belgium
17. Adem Information N.V., organized under the laws of Belgium